Exhibit 10.2

RESTRICTED STOCK CANCELLATION AGREEMENT

THIS RESTRICTED STOCK CANCELLATION AGREEMENT (this “Agreement”) is made and entered into effective as of April 25, 2014 (the “Effective Date”), by and between GrowLife, Inc., a Delaware corporation (the “Company”), and Alan Hammer, a Director of the Company (the “Director”).

WITNESSETH:

WHEREAS, pursuant to resolutions of the board of directors of the Company (the “Board”) in August 2012, independent directors of the Company, including Director, were granted quarterly independent director compensation in the form of 500,000 shares of restricted common stock of the Company (the “Restricted Stock”);

WHEREAS, the Director is the holder and owner of a certain 500,000 shares of Restricted Stock issued to Director on March 31, 2014 for the 1st Quarter of 2014 as evidenced by Certificate No. GL_2124;

WHEREAS, the Director and the Company desire to cancel the 500,000 shares of Restricted Stock held in Certificate No. GL_2124 as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Cancellation of Restricted Stock.

(a) On the Effective Date, in consideration of good and valuable consideration received and accepted by Director, the receipt and sufficiency of which is fully acknowledged, the Restricted Stock shall be cancelled and shall be of no further force or effect and the termination of all rights to or under the Restricted Stock by Director shall (on behalf of himself and anyone claiming through him, including, without limitation, his spouse, child or children, heirs, beneficiaries, devisees, executors, administrators, attorneys, agents, representatives, and assigns) waive and release the Company, and its past, present and future parents, subsidiaries, affiliates, officers, directors, employees, agents, predecessors, successors and assigns (the “Releasees”), from any and all claims and rights now or hereafter arising out of or in any way relating to the Restricted Stock, Director’s status as a holder of the Restricted Sock or the termination of the Restricted Stock. On and after the Effective Date, Director (and anyone claiming through him) shall not have any rights to or under the Restricted Stock. Director acknowledges and agrees that (a) the waiver and release in this Section 1 is binding on him and anyone claiming through him, including, without limitation, his spouse, child or children, heirs, beneficiaries, devisees, executors, administrators, attorneys, agents, representatives and assigns, and (b) he has not assigned any claims or filed or initiated any legal proceedings against the Releasees in connection with, or related to, any claims or rights described above.

(b) Upon execution hereof, the Director shall deliver to the Company Certificate No. GL_2124 representing the Restricted Stock, duly executed for cancellation, or accompanied by stock powers duly executed in blank (with a medallion guarantee or such other evidence of signature as the Company’s transfer agent may require) whereupon the officers of the Company shall cancel such shares by delivering the Shares to the Company’s stock transfer agent for cancellation.

2. Director Representations. Director hereby represents and warrants as follows:

(a) Director is legally competent and has all power and authority required to sign this Agreement;

(b) Director has not transferred any of the Restricted Stock on or prior to the Effective Date;

(c) No promise or agreement not expressed herein has been made to Director to induce him to sign this Agreement;

(d) In signing this Agreement, Director is not relying on any statement or representation of any of the Releasees that is not contained in this Agreement;

(e) Director has had a reasonable opportunity to review this Agreement and has had a reasonable opportunity to consult with his legal counsel and accountants with respect to the terms and the legal, financial and tax implications of this Agreement;

(f) The release set forth in Section 1 represents a commercial, arm’s length transaction by and between the parties to which such release refers; and

(g) Director, upon request, will execute and deliver any additional documents deemed by the Company or any successor thereto, to be reasonably necessary or desirable to complete the cancellation of the Restricted Stock.

3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to conflicts of laws principles.

4. Future Assurances. Each of Stockholder and the Company hereby agrees to take whatever additional action and execute whatever additional documents may be reasonably necessary or advisable in order to carry out or effect one or more of the provisions of this Agreement.

5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

6. Entire Agreement; Amendment. This Agreement and the instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.. This Agreement may not be modified, changed, supplemented, amended or terminated, nor may any obligations hereunder be waived, except by written instrument signed by both parties hereto.

7. Electronic Delivery. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first indicated above.

GROWLIFE, INC.

By:	/s/ Sterling C. Scott
Name:	Sterling C. Scott
Title:	CEO

DIRECTOR

/s/ Alan R. Hammer
Alan R. Hammer